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                                                                   Exhibit 10.28

                          SEVERANCE BENEFITS AGREEMENT

     This Severance Benefits Agreement (the "Agreement") is made and entered into by and between James Hamilton (the "Executive") and 3Com Corporation ("3Com" or the "Company"), effective as of the date of the Executive's signature below (the "Effective Date"). 3Com and the Executive shall each individually be referred to herein as a "Party" and together as the "Parties."

     WHEREAS, the Executive is currently employed by the Company as its President, TippingPoint Division and is eligible to receive severance benefits pursuant to the Company's Above Grade Severance Plan (as amended, the "Plan"); and

     WHEREAS, the Executive's Severance Benefit Agreement dated February 3, 2006 is scheduled to terminate by its express terms on February 2, 2007; and

     WHEREAS, the Company seeks to renew and reconfirm the Executive's eligibility for severance benefits to ensure the continued dedication and objectivity of the Executive and to provide the Executive with additional financial security.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to the terms and conditions set forth in this Agreement.

     1. Interpretation/Administration. The terms of this Agreement shall be governed by and administered pursuant to the provisions of the Plan. To the extent that there is any conflict between this Agreement and the terms of the Plan, the Plan provisions shall supersede and control; provided however that, notwithstanding the current Plan provisions or any amendments to the Plan after the Effective Date, the terms of eligibility and the severance benefits for which the Executive is eligible shall not be less than those set forth in this Agreement.

     2. Term of Agreement. This Agreement shall be effective as of the Effective Date and shall terminate upon the Executive's last date of employment with the Company (the "Termination Date").

     3. Eligibility to Receive Severance Benefits. The Company shall provide the Executive with the severance benefits described in Section 4 below upon the Company's involuntary termination of the Executive's employment with 3Com without Cause or the Executive's Voluntary Termination for Good Reason, as such terms are defined under the Plan, provided that the Executive signs and does not revoke an agreement (the "Release Agreement") including, without limitation: (i) a release of claims against the Company, its affiliates and representatives,
(ii) a non-solicitation provision prohibiting the Executive's solicitation or hire of any Company employee, business opportunity, client, customer, account, distributor or vendor for a period of one (1) year following the Termination Date, (iii) a non-competition provision prohibiting the Executive from directly or indirectly engaging in, participating in or having a material ownership interest in a business in competition with the Company for a period of one (1) year following the Termination Date, and (iv) a non-disparagement provision. The form and language of the Release Agreement shall be determined by the Company in its sole discretion.

     4. Severance Benefits. If the conditions provided in Section 3 above are fully satisfied, the Executive will be entitled to receive the following severance benefits:


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          A. Severance Amounts.

               1. One (1) year of the Executive's annualized base salary as of the Termination Date, subject to all applicable taxes and withholdings, paid through the Company's regular payroll practices for twelve (12) months, provided that the Executive has executed and has not revoked the Release Agreement and the Executive continues to comply with all terms and conditions of the Release Agreement during the twelve (12) month period; and

               2. A pro-rated amount of the Executive's earned incentive bonus for the bonus period in which the Termination Date occurs, to be calculated by multiplying the earned bonus amount (based on the Company's actual attainment of applicable performance metrics) by a fraction, the numerator of which shall be the number of calendar days between the beginning of the applicable bonus period and the Termination Date and the denominator of which shall be the number of calendar days within the applicable bonus period, payable through the Company's regular bonus payment practices and subject to all applicable taxes and withholdings.

          B. Health, Dental & Vision Benefits. Continuation of coverage under the Company's health, dental, and vision insurance plans ("Health Care Plans") pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") at the same level of coverage as was provided to and elected by the Executive as of the Termination Date. If the Executive timely and properly elects to continue coverage under the Company's Health Care Plans in accordance with COBRA, the Company shall continue to pay the Company-paid portion of the premiums for the Executive's elected coverage under the Health Care Plans until the earlier of:
(i) one (1) year from the Termination Date, or (ii) the date upon which the Executive becomes eligible for coverage under another employer's group health, dental, or vision insurance plan(s). The Executive will remain obligated to pay the unsubsidized portion of the applicable premium(s) in order to continue Company-sponsored coverage. The Company-paid portion of any premium(s) is subject to change at the Company's discretion. To be eligible for continuation of coverage under the Health Care Plans, the Executive must be actively enrolled in the applicable Health Care Plan(s) as of the Termination Date. For purposes of Title X of COBRA, the date of the "qualifying event" for the Executive and his covered dependents shall be the Termination Date, and each month of Company-sponsored coverage continuation provided hereunder shall offset a month of coverage continuation otherwise due under COBRA. Upon the expiration of the one (1) year period, the Executive will be required to pay 102% of the premium to continue Company-sponsored coverage. Any continuation of Company-sponsored coverage shall be governed by COBRA and the terms and conditions of the applicable plan documents.

          C. Life Insurance. Conversion of the Executive's basic term life insurance in effect immediately prior to the Termination Date to continue coverage until the earlier of (i) one (1) year from the Termination Date, or
(ii) the date upon which the Executive becomes eligible for coverage under another employer's life insurance plan.

          D. Equity Compensation.

               1. Six (6) months of accelerated vesting of outstanding stock options, restricted stock, and restricted stock units issued to the Executive that are subject to time-based vesting. The accelerated vesting provided for herein will be effective as of the Termination Date.

               2. Extension of the exercise period for vested stock options issued to the Executive to the earlier of: (i) one hundred and sixty-five (165) calendar days from the Termination Date; or (ii) the original term of the stock option grant.


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All other compensation (including, without limitation, salary, bonuses and commissions) and employee benefits (including, without limitation, short-term and long-term disability insurance, Paid Time Off accrual, and vesting of equity compensation) will cease on the Executive's Termination Date. The payments provided for in Section 4(A) above will not be subject to 401(k) or Employee Stock Purchase Plan deductions. Except as provided herein, all equity compensation grants and awards are subject to the terms and conditions of the applicable plan document(s).

     5. Voluntary Resignation. Notwithstanding the conditions set forth in
Section 3 above, the Company shall provide the Executive with the severance benefits set forth in Sections 5(A) through 5(C) below if the Executive voluntary resigns from employment with the Company for any reason with an effective date between August 1, 2007 and August 31, 2007, upon written notice received by the Company's President and Chief Executive Officer within a reasonable period prior to the Executive's Termination Date, and the Executive signs and does not revoke the Release Agreement (amended pursuant to Section 5(D) below). The resignation period referenced above may be changed to the period between November 1, 2007 and November 30, 2007 at the Company's discretion upon written notice issued to the Executive on or before July 2, 2007.

          A. Severance Payment. A severance payment in the gross amount of: (1) six (6) months of the Executive's annualized base salary as of the Termination Date and (2) one-half (1/2) of the Executive's annualized target bonus as of the Termination Date. The payment shall be subject to all applicable taxes and withholdings, paid through the Company's regular payroll practices for six months, provided that the Executive has executed and has not revoked the Release Agreement and the Executive continues to comply with all terms and conditions of the Release Agreement during the six (6) month period beginning after the effective date of the Executive's Release Agreement.

          B. Health, Dental & Vision Benefits. Continuation of coverage under the Company's health, dental, and vision insurance plans ("Health Care Plans") pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") at the same level of coverage as was provided to and elected by the Executive as of the Termination Date. If the Executive timely and properly elects to continue coverage under the Company's Health Care Plans in accordance with COBRA, the Company shall pay the full premiums for the Executive's elected coverage under the Health Care Plans until the earlier of: (i) six (6) months from the Termination Date, or (ii) the date upon which the Executive becomes eligible for coverage under another employer's group health, dental, or vision insurance plan(s). To be eligible for continuation of coverage under the Health Care Plans, the Executive must be actively enrolled in the applicable Health Care Plan(s) as of the Termination Date. For purposes of Title X of COBRA, the date of the "qualifying event" for the Executive and his covered dependents shall be the Termination Date, and each month of Company-sponsored coverage continuation provided hereunder shall offset a month of coverage continuation otherwise due under COBRA. Upon the expiration of the six (6) month period, the Executive will be required to pay 102% of the premium to continue Company-sponsored coverage. Any continuation of Company-sponsored coverage shall be governed by COBRA and the terms and conditions of the applicable plan documents.

          C. Equity Compensation.

               1. Six (6) months of accelerated vesting of outstanding stock options, restricted stock, and restricted stock units issued to the Executive by the Company that are subject to


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time-based vesting. The accelerated vesting provided for herein will be effective as of the Termination Date.

               2. Accelerated vesting of 12.5% of each grant or award of stock options, restricted stock, and restricted stock units issued to the Executive by the Company that are not subject to time-based vesting (other than cliff vesting), such as PAVRS.

          D. Release Agreement Amendment. If the conditions set forth above are satisfied and the Executive is eligible for severance benefits under this
Section 5, the Release Agreement shall be amended to provide that the non-competition and non-solicitation periods shall be reduced to six (6) months from the Termination Date. The non-competition and non-solicitation provisions of the Release Agreement shall supersede Section 7 (Non-Competition/Non-Solicitation) of the Restrictive Covenant and Non-Competition Agreement that the Executive signed for the benefit of the Company effective February 21, 2005 (the "Restrictive Covenant Agreement"); provided, however, that the Restrictive Covenant Agreement shall be otherwise unmodified and shall remain in full force and effect.

All other compensation (including, without limitation, salary, bonuses and commissions) and employee benefits (including, without limitation, short-term and long-term disability insurance, Paid Time Off accrual, and vesting of equity compensation) will cease on the Executive's Termination Date. The payments provided for in Sections 5(A) above will not be subject to 401(k) or Employee Stock Purchase Plan deductions. Except as provided herein, all equity compensation grants are subject to the terms and conditions of the applicable plan document(s). In the event that the Executive is eligible for severance benefits under Section 4 above and this Section 5, the Executive shall receive only the severance benefits under Section 4 above.

     6. Internal Revenue Code Section 409A. Notwithstanding any other provisions of this Agreement, if the Company reasonably determines in its discretion that
Section 409A of the Internal Revenue Code, as amended, will result in the imposition of supplemental taxes or any penalties based on the payments provided under Sections 4(A) or 5(A) above within the first six (6) months following the Termination Date, the Company will modify the payment schedule to provide that the payment(s) will begin (or occur, as applicable) on the first regularly scheduled payroll date following the expiration of six (6) months and one (1) day after the Termination Date.

     7. At-Will Employment. The Company and the Executive hereby acknowledge and agree that this Agreement is not intended to be and shall not be considered a contract for a term of employment. The Parties further acknowledge and agree that the Executive's employment with 3Com is and shall continue to be at-will, except to the extent limited under applicable law, and may be terminated by either Party at any time, for any reason or no reason, with or without notice. If the Executive's employment terminates for any reason other than the conditions specified in Sections 3 and 5 of this Agreement, then the Executive shall not be entitled to receive severance or other benefits under this Agreement or any severance and/or benefit plans sponsored by the Company; provided, however, that the Executive's Management Retention Agreement effective November 2, 2005 (the "MRA") shall remain in full force and effect.

     8. Entire Agreement/Integration. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either Party with respect to the subject matter hereof. This Agreement represents the entire understanding of the Parties hereto with respect to the Executive's eligibility to receive severance benefits from the Company and supersedes all prior arrangements and understandings regarding such benefits, including, without limitation, the Executive's Severance Benefits Agreements dated February 3, 2006 and April 16, 2006, respectively; provided, however, that the terms


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and conditions of the Plan and the MRA shall remain in full force and effect. If the Executive is eligible for any benefits under the MRA, he will not be eligible for any benefits under this Agreement.

     9. Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the federal Executive Retirement Income Security Act of 1974 ("ERISA"). To the extent not governed by ERISA, the Agreement shall be interpreted under laws of the Commonwealth of Massachusetts. The Parties hereby agree and consent to the jurisdiction of the state and federal courts of Massachusetts, sitting in Boston, Massachusetts, as the exclusive venue for settling any disputes arising hereunder.

     10. Amendments. This Agreement may not be modified, amended, supplemented or superseded unless by means of a written document signed by the Executive and the Company's President and Chief Executive Officer or Chief Administrative and Legal Officer and all notices issued hereunder on behalf of the Company shall be issued by the Company's President and Chief Executive Officer or Chief Administrative and Legal Officer.

     11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have read this Agreement, have carefully considered its provisions, have had an opportunity to discuss it with their attorneys, and attest that they are fully competent to execute this Agreement and that they fully understand and knowingly accept its terms and conditions in their entirety and without reservation.

3COM CORPORATION                       JAMES HAMILTON


/s/ Neal D. Goldman                    /s/ James Hamilton
------------------------------------   -----------------------------------------
Neal D. Goldman
Chief Administrative and Legal
Officer

3/13/07                                2/28/07
DATE                                   DATE


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